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                                                                   EXHIBIT 1(c)


                            THE INDONESIA FUND, INC.
                              ARTICLES OF AMENDMENT


     The Indonesia Fund, Inc., a Maryland Corporation having its principal office in the City of Baltimore, State of Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended so that Article VII will now read as follows:

                                    ARTICLE I

                              CERTAIN TRANSACTIONS
                              ---------------------

     (a) Except as otherwise provided in this Article VII, at least 75% of the votes entitled to be cast by stockholders, in addition to the affirmative vote of 75% of the Board of Directors, shall be necessary to effect any of the following actions:

          (i) any amendment to these Articles to make the Corporation's Common Stock a "redeemable security" or to convert the corporation from a "closed-end company" to an "open-end company" (as such terms are defined in the Investment Company Act of 1940, as amended) or any amendment to paragraph
(1) of Article III, unless the Continuing Directors (as hereinafter defined) of the Corporation, by a vote of at least 75% of such Directors, approve such amendment in which case the affirmative vote of the holders of two-thirds of the outstanding shares of the Corporation entitled to vote thereon shall be required;

          (ii) any stockholder proposal as to specific investment decisions made or to be made with respect to the Corporation's assets;

          (iii) any proposal as to the voluntary liquidation or dissolution of the Corporation or any amendment to these Articles to terminate the existence of the Corporation, unless the Continuing Directors of the Corporation, by a vote of at least 75% of such Directors, approve such proposal in which case the affirmative vote of the holders of two-thirds of the outstanding shares of the Corporation entitled to vote thereon shall be required; or

          (iv) any Business Combination (as hereinafter defined) unless either the condition in clause (A) below is satisfied or all of the conditions in clauses (B), (C), (D), (E) and (F) below are satisfied:

                 (A) The Business Combination shall have been approved by a vote of at least 75% of the Continuing Directors in which case the affirmative vote of the holders

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of two-thirds of the outstanding shares of the Corporation entitled to vote thereon shall be required.

                 (B) The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of any class of outstanding Voting Stock (as hereinafter defined) in such Business Combination shall be at least equal to the higher of the following:

                       (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by an Interested Party (as hereinafter defined) for any shares of such Voting Stock acquired by it (aa) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (bb)(i) in the Threshold Transaction (as hereinafter defined), or (ii) in any period between the Threshold Transaction and the consummation of the Business Combination, whichever is higher; and

                      (y) the net asset value per share of such Voting Stock on the Announcement Date or on the date of the Threshold Transaction, whichever is higher.

                 (C) The consideration to be received by holders of the particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Party has previously paid for shares of any class of Voting Stock. If the Interested Party has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be _________ cash or the form used to acquire the largest number of ________ of such class of Voting Stock previously acquired by it.

                 (D) After the occurrence of the Threshold Transaction, and prior to the consummation of such Business Combination, such Interested Party shall not have become the beneficial owner of any additional shares of Voting Stock except by virtue of the Threshold Transaction.

                 (E) After the occurrence of the Threshold Transaction, such Interested Party shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                 (F) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Acts, rules or regulations) shall be prepared and mailed by the Interested Party, at such Interested Party's expense, to the shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Acts or subsequent provisions).

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     (b) For the purposes of this Article:

          (i) "Business Combination" shall mean any of the transactions described or referred to in any one or more of the following subparagraphs:

                 (A) any merger, consolidation or share exchange of the corporation with or into any other person;

                 (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions in any 12 month period) to or with any other person of any assets of the Corporation having an aggregate Fair Market Value of $1,000,000 or more except for portfolio transactions of the Corporation effected in the ordinary course of the Corporation's business;

                 (C) the issuance or transfer by the Corporation (in one transaction or a series of transactions in any 12 month period) of any securities of the Corporation to any other person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more excluding (x) sales of any securities of the Corporation in connection with a public offering thereof, (y) issuances of any securities of the Corporation pursuant to a dividend reinvestment plan adopted by the Corporation and (z) issuances of any securities of the Corporation upon the exercise of any stock subscription rights distributed by the Corporation;

          (ii) "Continuing Director" means any member of the Board of Directors of the Corporation who is not an Interested Party or any Affiliate of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

          (iii) "Interested Party" shall mean any person, other than an investment company advised by the Corporation's initial investment manager or any of its Affiliates, which enters, or proposes to enter, into a Business Combination with the Corporation.

          (iv) "Person" shall mean an individual, a corporation, a trust or a partnership.

          (v) "Voting Stock" shall mean capital stock of the Corporation entitled to vote generally in the election of directors.

          (vi)   A person shall be a "beneficial owner" of any Voting Stock:

                 (A) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                 (B) which such person or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of

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time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or

                 (C) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          (vii) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

          (viii) "Fair Market Value" means:

                 (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the relevant date of a share of such stock on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the relevant date on the National Association of Securities Dealers, Inc. Automated Quotation Systems (NASDAQ) or any system then in use, or if no such quotations are available, the fair market value on the relevant date of the share of such stock as determined by 75% of the Continuing Directors in good faith, and

                 (B) in the case of property other than cash or stock, the fair market value of such property on the relevant date as determined by 75% of the Continuing Directors in good faith.

          (ix) "Threshold Transaction" means the transaction by or as a result of which an Interested Party first becomes the beneficial owner of Voting Stock.

          (x) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraph (a)(iv)(B) above shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

          (xi) Continuing Directors of the Corporation, acting by a vote of 75%, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine (a) the number of shares of Voting Stock beneficially owned by any person, (b) whether a person is an Affiliate or Associate of another, (c) whether the requirements of subparagraph (a)(iv) above have been met with respect to any Business Combination, and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more.

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     SECOND: The Charter of the Corporation is hereby further amended to delete Article VIII and renumber Articles IX and X respectively as Articles VIII and IX and to reflect this renumbering in paragraph (2) of the Article now numbered IX.

     THIRD: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors of the Corporation. No shares of capital stock have been issued or subscribed for.

     IN WITNESS WHEREOF, The Indonesia Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Assistant Secretary, on February 22, 1990.

     The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's Charter are true in all material respects and that this statement is made under penalties of perjury.


                                       The Indonesia Fund, Inc.



Attest:                                By: /s/ Mark Arnold
                                       --------------------------------------
                                           Mark Arnold
                                           as Attorney-in-Fact for
                                           Emilio Bassini,
                                           President


/s/ Michael Pignatoro
-----------------------------------
Michael Pignatoro,
Assistant Secretary













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                            THE INDONESIA FUND, INC.
                            ------------------------

                                POWER OF ATTORNEY


     The undersigned hereby appoints John B. Hurford and Mark Arnold, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with the power of substitution for him in any and all capacities, to sign the Registration Statement for the sale of shares of The Indonesia Fund, Inc. Common Stock, any amendments (including post-effective amendments) and any exhibits thereto, and to file the same, with exhibits and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming that each of said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 23rd day of February, 1990.



Signature                              Title
---------                              -----



/s/ Emilio Bassini                     President
-----------------------------------
Emilio Bassini